PROMISSORY NOTE

$5,000,000.00
LEHI, UTAH

                                                                 August ___ 1996


         FOR VALUE RECEIVED, Michael McEwan and Gerald Larson, (hereinafter referred to as "Maker") promises to pay to the order of Covol Technologies, Inc., a Delaware corporation, or to its successors and assigns (hereinafter referred to as "Lender") the principal sum of Five Million Dollars ($5,000,000.00) together with interest on the unpaid principal balance outstanding from time to time, all as hereinafter set forth.

         Interest shall begin to accrue as of February 1, 1996 on the principal amount outstanding from time to time until and after the maturity hereof (whether by stated maturity, acceleration or otherwise) and shall be payable at the rate of six percent (6%) per annum simple interest based on a three hundred sixty (360) day year comprised of twelve (12) thirty (30) day months.

         Interest only, accrued from February 1, 1996 through January 31, 1998, shall be payable on or before January 31, of each year after 1997.

         Principal and interest, amortized over a 15-year period beginning February 1, 1999, shall be payable in annual installments on or before January 31 of each year beginning January 31, 1998.

         All remaining and unpaid principal and interest shall be due and payable on or before January 31, 2005.

         Payments of both principal and interest shall be paid in lawful money of the United States of America in immediately available funds at such place as Lender may from time to time designate. Except as otherwise provided in this Note, if any payment of principal and/or interest due hereunder is not paid within ten (10) days after its due date, Maker shall pay to lender on demand a late charge equal to five percent (5%) of the amount of such payment. To the extent permitted by applicable law, all amounts which are not paid when due as provided in this Note shall bear interest at ten percent (10%) per annum, simple interest payable monthly.

         This Note may be prepaid in whole at any time or in part from time to time without premium or penalty. All prepayments shall be applied to the installment payments due in the inverse order of their maturity.

         All payments hereunder shall be applied first to the payment of accrued and unpaid interest and the balance to the payment of principal. Except as otherwise provided in this Note, if any payment of principal and /or interest due hereunder is not paid within ten (10) days after its due date then, and at any time thereafter, lender may declare the entire unpaid principal balance hereof, together with all accrued and unpaid interest thereon, to be immediately due and payable.

         Maker agrees to pay to lender and reimburse lender for any and all costs and expenses, including reasonable attorneys' fees and court costs, if any, incurred by lender in connection with the enforcement or collection hereof, both before and after the commencement of any action by lender. Maker waives presentment, protest and demand, notice of protest, notice of dishonor and nonpayment of this Note and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker hereunder.

         The rights and remedies of lender hereunder and under the Agreement shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy. Each of the parties hereto is jointly and severably liable to the Lender for all payments under this Note.

         Maker hereby authorizes any attorney at law to appear for Maker before any court, having jurisdiction, within the United States or elsewhere, and after one or more declarations filed, confess judgment against Maker as of any time after any sum is due hereunder (whether by demand, stated maturity, acceleration or otherwise) for the unpaid balance of this Note and interest, with court costs, expenses and reasonable attorneys' fees, for collection and release of all errors, and without stay of execution, and inquisition and extension upon any levy on real estate is hereby waived and condemnation agreed to and exemption of personal property from levy and sale is also hereby expressly waived and no benefit of exemption shall be claimed under any exemption law now in force or which may be hereafter adopted.

         In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

         This Note, having been executed and delivered under seal in the State of Utah, as of the date first written above, is to be governed by, construed under and enforced in all respects according to laws of the State of Utah, excluding its principles of conflicts of laws.

         This promissory note pays off that certain promissory note dated February 15, 1996 in the same principal amount with the same makers and the same payees. This note is non negotiable and these terms are acknowledged and agreed upon.

Covol Technologies, Inc.


/s/ Kirby D. Cochran                                        /s/ Michael McEwan
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Title: President

                                                            /s/ Gerald M. Larson
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